Exhibit 99
                                                Contact: Carole J. McLeod
                                                Vice President of Communications
                                                602-522-5315


                EMPLOYEE SOLUTIONS ANNOUNCES AGREEMENT TO SETTLE
                        SECURITIES CLASS ACTION LAWSUITS

    PHOENIX--November  17,  1998--Employee   Solutions,   Inc.  (NASDAQ:   ESOL)
announced today that an agreement has been reached to settle all of the securities class action lawsuits currently pending against the Company.

    Under the terms of the settlement, which is subject to the signing of a formal settlement agreement and court approval, the claims against Employee Solutions and all other defendants will be dismissed with prejudice without presumption or admission of any liability or wrongdoing. The settlement calls for payment to the plaintiffs of $13.5 million in cash and $1 million in Employee Solutions Common Stock. A substantial majority of both the cash portion of the settlement and litigation-related expenses will be paid by the Company's directors and officers' insurance carriers. James E. Gorman, president and CEO of Employee Solutions, commented, "Today's announcement reflects our continuing follow-through on our commitment to reduce the amount of litigation affecting the Company. We view the settlement as a very positive step for the Company. It is in the best interest of our business and our shareholders to put these issues behind us and focus the Company's efforts on meeting the needs of our customers and implementing our plan to maximize shareholder value."

    Employee Solutions provides employers throughout the United States with comprehensive payroll, human resources and benefits outsourcing services.

                                       ###


    This press release contains forward-looking statements relating to the financial impact of the settlement, the final settlement of the lawsuits and the expected impact on the Company should the litigation continue. Actual results could differ materially from those set forth in the forward-looking statements as a result of factors such as the inability to negotiate a formal settlement agreement, the decision of the court not to approve the settlement, or any unfulfilled contingency, which may cause the settlement to terminate. Investors are strongly encouraged to review the information set forth under the heading:
"Outlook: Issues and Risks" in the Company's Report on Form 10-Q for the quarter ended September 30, 1998.